DESCRIPTION OF SECURITIES

Qorvo, Inc. (“Qorvo” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Qorvo’s common stock is registered under Section 12(b) of the Exchange Act and is listed on The Nasdaq Stock Market LLC (Nasdaq Global Select Market) under the symbol “QRVO”.

The following is a summary of the material terms of Qorvo’s capital stock. This summary is not complete and is qualified by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and its Amended and Restated Bylaws (the “Bylaws”). The Certificate of Incorporation and the Bylaws are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Under its Certificate of Incorporation, Qorvo is currently authorized to issue up to 405,000,000 shares of common stock, $0.0001 par value (“Common Stock”), and 5,000,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”).

Common Stock

As of March 30, 2019, there were 119,062,712 shares of Common Stock issued and outstanding, which were held of record by 747 stockholders. Holders of Common Stock are entitled to one vote per share, which shall be noncumulative, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of funds legally available for payment. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally in any of the assets available for distribution after the Company has paid in full all of its debts, subject to the prior distribution rights of Preferred Stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the Common Stock, and holders of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into any other class of securities. All outstanding shares of Common Stock are fully paid and non-assessable.

The Common Stock is listed on the Nasdaq Global Select Market under the symbol “QRVO”. The transfer agent and registrar for the Common Stock is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103.

Preferred Stock

Under the Certificate of Incorporation, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock. The Company’s board of directors is authorized to fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, including, without limitation, the authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Company’s board of directors is also authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in the resolution of the board of directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease will resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

As of March 30, 2019, there were no shares of Preferred Stock outstanding.

Certain Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

Authorized but Unissued Shares

Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Company’s board of directors from time to time, without stockholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Stockholders have no preemptive rights.

Advance Notice of Proposals and Nominations

Under the Bylaws, stockholder proposals and nominations for election of directors at the Company’s annual meeting of stockholders or at a special meeting of stockholders (which may only be called by the board of directors and at which stockholders may only make nominations for director) may be made by any stockholder entitled to vote only if the stockholder gives timely written notice to the Secretary of the Company. In the case of an annual meeting of stockholders, notice will be considered timely if it is delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice will be considered timely if delivered not earlier than the close of business on the 120th day prior to the date of that year’s annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the annual meeting or, (ii) if the first public announcement of the date of the annual meeting is less than 100 days prior to the meeting date, the 10th day following the date of the public announcement. In the case of a special meeting of stockholders, notice will be considered timely if it is delivered to the Secretary of the Company not earlier than the close of business on the 120th day prior to the date of the special meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the special meeting or, (ii) if the first public announcement of the date of the special meeting is less than 100 days prior to the meeting date, the 10th day following the date of the public announcement of the meeting date and of the nominees proposed by the Company’s board of directors.

Certain Anti-Takeover Effects of Delaware Law

Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

The DGCL authorizes companies to make an election in their certificate of incorporation or bylaws not to be covered by Section 203 of the DGCL, but the Company has not made such an election and is, therefore, covered by the anti-takeover protections of the statute, which could delay, defer or prevent a change of control or discourage, impede or prevent a merger, tender offer, proxy contest or other transaction, even if such action would be favorable to the interests of its stockholders.

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